Exhibit 10(I)

HELLER FINANCIAL, INC.
Board of Directors Meeting
January 17, 2001

          WHEREAS, there has previously been established the 1998 Stock Incentive Plan (the "Plan") of Heller Financial, Inc. (the " Company"); and

          WHEREAS, pursuant to Section 15.1 of the Plan, the Board of Directors of the Company has the authority to amend the Plan at any time;

          NOW, THEREFORE, BE IT RESOLVED, that Section 4.1 of the Heller Financial, Inc. 1998 Stock Incentive Plan is hereby amended by deleting therefrom the first sentence in its entirety and inserting in its place the following sentences:

Subject to adjustment as provided in Section 4.3, the number of Shares transferrable to Participants under the Plan which are dilutive Shares that have been newly issued by the Company ("Newly Issued Shares") shall be limited to 7.5% of the Shares outstanding upon consummation of the Company's initial public offering (6,718,125 Shares). The total of (1) the number of Newly Issued Shares plus (2) the number of Shares transferrable to Participants under the Plan which are non-dilutive Shares that have been previously issued and repurchased by the Company shall be limited to 10,000,000.

          RESOLVED FURTHER, that as amended above, the Plan is hereby ratified and confirmed in all respects.

          RESOLVED FURTHER, that the appropriate officers of the Company, and any of them separately, are hereby authorized to execute such papers and documents, take such actions and do such things as are in the opinion of any of them necessary or advisable in order to effectuate the purpose and intent of this resolution.